ARTICLES OF INCORPORATION

                                       OF

                              AVALON CAPITAL, INC.


                      ------------------------------------




                                    ARTICLE I

                  THE UNDERSIGNED, Thomas R. Westle, 919 Third Avenue, New York, New York 10022, being at least eighteen years of age, does hereby act as an incorporator and form a corporation under and by virtue of the Maryland General Corporation Law.


                                   ARTICLE II

                                      NAME

                  The name of the Corporation is Avalon Capital, Inc.


                                   ARTICLE III

                               PURPOSES AND POWERS

                  The Corporation is formed to conduct and carry on the business of a closed-end investment company registered under the Investment Company Act of 1940, as amended. The Corporation shall have all of the powers granted to corporations by the Maryland General Corporation Law now or hereafter in force.


                                   ARTICLE IV

                       PRINCIPAL OFFICE AND RESIDENT AGENT

                  The post office address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 11 East Chase St., Suite 9E, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of

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Maryland is CSC-Lawyers Incorporating Service Company. The post office address of the resident agent is 11 East Chase St., Suite 9E, Baltimore, Maryland 21202.


                                    ARTICLE V

                                  CAPITAL STOCK

                  (1) The total number of shares of capital stock that the Corporation shall have authority to issue is one hundred million (100,000,000) shares, of the par value of one tenth of one cent ($.001) per share and of the aggregate par value of one hundred thousand dollars ($100,000), all of which one hundred million (100,000,000) shares are initially designated Common Stock.

                  (2) The Corporation may issue fractional shares. Any fractional share shall carry proportionately the rights of a whole share including, without limitation, the right to vote and the right to receive dividends and distributions, and the right to participate upon liquidation of the Corporation. A fractional share shall not, however, have the right to receive a certificate evidencing it.

                  (3) All persons who shall acquire stock or other securities of the Corporation shall acquire the same subject to the provisions of these Articles of Incorporation and the Bylaws of the Corporation, as from time to time amended.

                  (4) No holder of stock of the Corporation by virtue of being such a holder shall have any right to purchase or subscribe for any shares of the Corporation's capital stock or any other security that the Corporation may issue or sell other than a right that the Board of Directors in its discretion may determine to grant.

                  (5) The Board of Directors shall have authority by resolution to classify and reclassify any authorized but unissued shares of capital stock from time to time by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the capital stock.

                  (6) Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, subject to any applicable requirements of the Investment Company Act of 1940, as amended, or rules, regulations or orders thereunder by the Securities and Exchange Commission, except as otherwise provided in these Articles of Incorporation.


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                  (7) Dividends payable in cash declared by the Board of
Directors may be automatically invested in shares of Common Stock pursuant to a Dividend Reinvestment Plan to be adopted by the Board of Directors, as modified or amended from time to time. If the Board of Directors determines not to implement or to terminate such Dividend Reinvestment Plan, dividends declared and payable in cash shall be paid to all stockholders in cash. Any stockholder who chooses not to participate in the Dividend Reinvestment Plan shall be paid in cash any dividends declared and payable in cash. The Board of Directors may appoint a Plan Agent for the Dividend Reinvestment Plan. Appointment of the Plan Agent by the Board of Directors shall also constitute appointment of the Plan Agent by the participants in the Dividend Reinvestment Plan. If additional classes of stock are issued, dividends declared in respect of such classes shall not be subject to this Section.


                                                    ARTICLE VI

                                                BOARD OF DIRECTORS

                  (1) The initial number of directors of the Corporation shall be three (3). The number of directors of the Corporation may be changed by the Bylaws or by the Board of Directors pursuant to the Bylaws. The number of directors shall in no event be greater than twenty (20). The term of office of a director in office at the time of any decrease in the number of directors shall not be affected as a result thereof. The names of directors who shall act until the first annual meeting of stockholders or until their successors are duly chosen and qualified are:

                                                 Daniel E. Hutner
                                                  Nancy W. Hutner
                                                 Thomas R. Westle

                  (2) Beginning with the first annual meeting of stockholders held after the initial public offering of the shares of the Corporation (the "initial annual meeting"), the Board of Directors shall be divided into three classes: Class I, Class II and Class III. The terms of office of the classes of Directors elected at the initial meeting shall expire at the times of the annual meetings of the stockholders as follows: Class I on the next annual meeting, Class II on the second next annual meeting and Class III on the third next annual meeting, or thereafter in each case when their respective successors are elected and qualified. At each subsequent annual election, the Directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the Directors whom they succeed, and shall be elected for a term expiring at the time of the third succeeding annual meeting of stockholders, or thereafter in each case when their respective successors are elected and qualified. The number of Directorships shall be apportioned among the classes so as to maintain the classes as nearly equal in number as possible.


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                  (3) A Director may be removed with or without cause, but only by action of the stockholders taken by the holders of at least seventy-five percent (75%) of the votes entitled to be cast.

                  (4) In furtherance, and not in limitation, of the powers conferred by the laws of the State of Maryland, the Board of Directors is expressly authorized:

                            (i) to make, alter or repeal the Bylaws of the
Corporation, except as otherwise required by the Investment Company Act of 1940, as amended.

                            (ii) From time to time to determine whether and to
what extent and at what times and places and under what conditions and regulations the accounts, books and records of the Corporation, or any of them other than the stock ledger, shall be open to the inspection of the stockholders. No stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by law or authorized by resolution of the Board of Directors.

                            (iii) From time to time to determine the net asset
value per share of the Corporation's stock or to establish methods to be used by the Corporation's officers, employees or agents for determining the net asset value per share of the Corporation's stock.

                            (iv) Without the assent or vote of the stockholders,
to authorize the issuance and sale from time to time of shares of the stock of any class of the Corporation, whether now or hereafter authorized, and securities convertible into shares of stock of the Corporation of any class or classes, whether now or hereafter authorized, in such amounts and such terms and conditions for such amount and kind of consideration as the Board of Directors may deem advisable.

                            (v) Without the assent or vote of the stockholders,
to authorize and issue obligations of the Corporation, secured and unsecured, as the Board of Directors may determine, and to authorize and cause to be executed mortgages and liens upon the real or personal property of the Corporation.

                            (vi) In addition to the powers and authorities
granted herein and by statute expressly conferred upon it, the Board of Directors is authorized to exercise all powers and do all acts that may be exercised or done by the Corporation pursuant to the provisions of the laws of the State of Maryland, these Articles of Incorporation and the Bylaws of the Corporation.

                  (5) Any determination made in good faith by or pursuant to the direction of the Board of Directors, with respect to the amount of assets, obligations or liabilities of the Corporation, as to the amount of net income of the Corporation from dividends and interest for any period or amounts at any time legally available for the payment of dividends, as to the

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amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for creating reserves or as to the use, alteration or cancellation of any reserves or charges (whether or not any obligation or liability for which the reserves or charges have been created has been paid or discharged or is then or thereafter required to be paid or discharged), as to the value of any security owned by the Corporation or as to the determination of the net asset value of shares of any class of the Corporation's capital stock, shall be final and conclusive, and shall be binding upon the Corporation and all holders of its capital stock, past, present and future, and shares of the capital stock of the Corporation are issued and sold on the condition and understanding, evidenced by the purchase of shares of capital stock or acceptance of share certificates, that any and all such determinations shall be binding as aforesaid. No provision of these Articles of Incorporation of the Corporation shall be effective to (i) require a waiver of compliance with any provisions of the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, or of any valid rule, regulation or order of the Securities and Exchange Commission under those Acts or (ii) protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.


                                   ARTICLE VII

                              CERTAIN TRANSACTIONS

                  (1) Except as otherwise provided in this Article VII, at least seventy-five percent (75%) of the votes entitled to be cast by stockholders, in addition to the affirmative vote of at least seventy-five (75%) of the entire Board of Directors, shall be necessary to effect any of the following actions:

                            (i) any amendment to these Articles to make the
Corporation's Common Stock a "redeemable security" or to convert the corporation from a "closed-end company" to an "open-end company" (as such terms are defined in the Investment Company Act of 1940, as amended) or any amendment to Article III, unless the Continuing Directors (as hereinafter defined) of the Corporation, by a vote of at least seventy-five percent (75%) of such Directors, approve such amendment in which case the affirmative vote of a majority of the votes entitled to be cast by stockholders shall be required to approve such transaction;

                            (ii) any stockholder proposal as to specific
investment decisions made or to be made with respect to the Corporation's assets;

                            (iii) any proposal as to the voluntary liquidation
or dissolution of the Corporation or any amendment to these Articles of Incorporation to terminate the existence of the Corporation, unless the Continuing Directors of the Corporation, by a vote of at least seventy-five percent (75%) of such Directors, approve such proposals in which case the

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affirmative vote of a majority of the votes entitled to be cast by stockholders shall be required to approve such transaction;

                            (iv) any Business Combination (as hereinafter
defined) unless either the condition in clause (A) below is satisfied, or all of the conditions in clauses (B), (C), (D), (E) and (F) below are satisfied, in which case paragraph (c) below shall apply.

                            (A) The Business Combination shall have been
approved by a vote of at least 75% of the Continuing Directors.

                            (B) The aggregate amount of cash and the Fair Market
Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of any class of outstanding Voting Stock (as hereinafter defined) in such Business Combination shall be at least equal to the higher of the following:

                            (x) the highest per share price (including any
brokerage commissions, transfer taxes and soliciting dealers' fees) paid by an Interested Party (as hereinafter defined) for any shares of such Voting Stock acquired by it (aa) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"), or (bb)(i) in the Threshold Transaction (as hereinafter defined), or (ii) in any period between the Threshold Transaction and the consummation of the Business Combination, whichever is higher; and

                            (y) the net asset value per share of such Voting
Stock on the Announcement Date or on the date of the Threshold Transaction, whichever is higher.

                           (C) The consideration to be received by holders of
the particular class
of outstanding Voting Stock shall be in cash or in the same form as the Interested Party has previously paid for shares of any class of Voting Stock. If the Interested Party has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

                            (D) After the occurrence of the Threshold
Transaction, and prior to the consummation of such Business Combination, such Interested Party shall not have become the beneficial owner of any additional shares of Voting Stock except by virtue of the Threshold Transaction.

                            (E) After the occurrence of the Threshold
Transaction, such Interested Party shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the

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Corporation, whether in anticipation of or in connection with such Business
Combination or otherwise.

                            (F) A proxy or information statement describing the
proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Acts, rules or regulations) shall be prepared and mailed by the Interested Party, at such Interested Party's expense, to the shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Acts or subsequent provisions).

                  (2) For the purposes of this Article and Article IX:

                            (i) "Business Combination" shall mean any of the
transactions described or referred to in any one or more of the following subparagraphs:

                                    (A) any merger, consolidation or share
exchange of the Corporation with or into any other person;

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions in any 12-month period) to or with any other person of any assets of the Corporation having an aggregate Fair Market Value of $1,000,000 or more except for portfolio transactions of the Corporation effected in the ordinary course of the Corporation's business;

                                    (B) the issuance or transfer by the
Corporation (in one transaction or a series of transactions in any 12-month period) of any securities of the Corporation to any other person in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more excluding (x) sales of any securities of the Corporation in connection with a public offering thereof, (y) issuances of any securities of the Corporation pursuant to a dividend reinvestment plan adopted by the Corporation upon the exercise of any stock subscription rights distributed by the Corporation.

                            (ii) "Continuing Director" means any member of the
Board of Directors of the Corporation who is not an Interested Party or an Affiliate (as hereinafter defined) of an Interested Party and has been a member of the Board of Directors for a period at least 12 months (or since the Corporation's commencement of operations, if that period is less than 12 months), or is a successor of a Continuing Director who is unaffiliated with an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.


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                            (iii) "Interested Party" shall mean any person,
other than an investment company advised by the Corporation's initial investment manager or any of its Affiliates, which enters, or proposes to enter, into a Business Combination with the Corporation.

                            (iv) "Person" shall mean an individual, corporation,
a trust or a partnership.

                            (v) "Voting Stock" shall mean capital stock of the
Corporation entitled to vote generally in the election of directors.

                            (vi) A person shall be a "beneficial owner" of any
Voting Stock:

                                    (A) which such person or any of its
Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

                                    (B) which such person or any of its
Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options; or

                                    (C) which is beneficially owned, directly or
indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                           (vii) Affiliate" and "Associate" shall have the
respective meanings
ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                           (viii)   "Fair Market Value" means:

                                    (A) in the case of stock, the highest
closing sale price during the 30-day period immediately preceding the relevant date of a share of such stock on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price (if such stock is a National Market System security) or the highest closing bid quotation (if such stock is not a National Market System security) with respect to a share of such stock during the 30-day period preceding the relevant date on the National Association of Securities Dealers, Inc. Automated Quotation Systems (NASDAQ) or any system then in use, or if no such quotations are available, the fair market value on the relevant date of the share of such stock as determined by at least 75% of the Continuing Directors in good faith, and

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                                    (B) in the case of property other than cash
or stock, the fair market value of such property on the relevant date as determined by at least 75% of the Continuing Directors in good faith.

                            (ix) "Threshold Transaction" means the transaction
by or as a result of which an Interested Party first becomes the beneficial owner of Voting Stock.

                            (x) In the event of any Business Combination in
which the Corporation survives, the phrase "consideration other than cash to be received" as used in subparagraph (a)(iv)(B) above shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

                            (xi) Continuing Directors of the Corporation, acting
by a vote of at least 75%, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine (a) the number of shares of Voting Stock beneficially owned by any person, (b) whether a person is an Affiliate or Associate of another, (c) whether the requirements of subparagraph (a)(iv) above have been met with respect to any Business Combination, and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

                  (c) If any Business Combination described in paragraph
(b)(i)(A) or (B) (if the merger, consolidation, share exchange or transfer or other disposition constitutes a merger, consolidation, share exchange or transfer of all or substantially all of the assets of the Corporation with respect to which stockholder approval is required under Maryland law) is approved by a vote of 75% of the Continuing Directors or all of the conditions in paragraph (a)(iv)(B), (C), (D), (E) and (F) are satisfied, a majority of the votes entitled to be cast by stockholders shall be required to approve such transaction. If any other Business Combination is approved by a vote of 75% of the Continuing Directors or all of the conditions in paragraph (a)(iv)(B) (C),
(D), (E) and (F) are satisfied, no stockholder vote shall be required to approve such transaction unless otherwise provided in these Articles of Incorporation or required by law.



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                                  ARTICLE VIII

                    LIMITATIONS ON LIABILITY; INDEMNIFICATION


                  (1) To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

                  (2) Any person who was or is a party or is threatened to be made a party in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is a current or former director or officer of the Corporation, or is or was serving while a director or officer of the Corporation at the request of the Corporation as a director, officer, partner, trustee, employee, agent of fiduciary of another corporation, partnership, joint venture, trust, enterprise or employee benefit plan, shall be indemnified by the Corporation against judgments, penalties, fines, excise taxes, settlements and reasonable expenses (including attorneys' fees) actually incurred by such person in connection with such action, suit or proceeding to the fullest extent permissible under the Maryland General Corporation Law, the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, as such statutes are now or hereafter in force. In addition, the Corporation shall also advance expenses to its currently acting and its former directors and officers to the fullest extent that such advances of expenses are permitted by the Maryland General Corporation Law, the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended. The Board of Directors may by Bylaw, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

                  (3) No provision of this Article shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

                  (4) References to the Maryland General Corporation Law in this Article are to that law as from time to time amended. No amendment to the charter of the Corporation shall affect any right of any person under this Article based on any event, omission or proceeding prior to the amendment.




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                                   ARTICLE IX

                                   AMENDMENTS


                  (1) The Corporation reserves the right from time to time to make any amendments to its Charter, now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in its Charter, of any outstanding stock.

                  (2) Notwithstanding Paragraph (1) of this Article or any other provision of these Articles of Incorporation, no amendment to these Articles of Incorporation shall amend, alter, change or repeal any of the provisions of paragraph (1), (2) or (3) of Article VI unless the amendment effecting such alteration, change or repeal shall receive the affirmative vote of at least seventy-five percent (75%) of the votes entitled to be cast by stockholders and the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors, unless the amendment shall have approved by at least 75% of the Continuing Directors, in which case the affirmative vote of a majority of the votes entitled to be cast shall be sufficient to approve the amendment, and no amendment to these Articles of Incorporation shall amend, alter, change or repeal Articles VII or IX unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of at least seventy-five percent (75%) of the votes entitled to be cast by stockholders and a vote of at least seventy-five percent (75%) of the entire Board of Directors.

                  IN WITNESS WHEREOF, I have adopted and signed these Articles of Incorporation and do hereby acknowledge that the adoption and signing are my act.


Dated the 7th day of March, 1995



                                                           /s/ Thomas R. Westle
                                                           Incorporator


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